Exhibit 99.1

Kadmon Presents Updated Positive Phase 2 Data on KD025 in cGVHD at ASH Annual Meeting

-- KD025 was well tolerated, with responses observed across all affected organs --

NEW YORK, December 10, 2017 – Kadmon Holdings, Inc. (NYSE: KDMN) today announced additional positive findings from an ongoing Phase 2 clinical trial demonstrating that KD025, its Rho-associated coiled-coil kinase 2 (ROCK2) inhibitor, was well tolerated and resulted in clinically meaningful responses in patients with chronic graft-versus-host disease (cGVHD). The results are being presented today in a poster at the 59th American Society of Hematology (ASH) Annual Meeting in Atlanta (Poster #3256).

New data from Cohort 2 of the trial (KD025 200 mg BID; n=16) showed an Overall Response Rate (ORR) of 63%, as of a data cutoff date of November 20, 2017. Updated data from Cohort 1 (KD025 200 mg QD; n=17) showed an ORR of 65%. While data from Cohort 2 continue to mature, responses were durable in Cohort 1, lasting five months or longer in 70% of patients. Responses were also rapid: 71% of patients across Cohorts 1 and 2 achieved response by the first assessment (after 8 weeks of treatment). Responses were observed across all affected organs, including Complete Responses (CRs) in upper and lower gastrointestinal (GI) tract, mouth, skin, joints, esophagus, eyes and liver. In addition, 64% of patients from Cohorts 1 and 2 were able to reduce steroid dose, and four patients completely discontinued steroids. Eighty-three percent (83%) of patients were able to reduce dose of tacrolimus, another immunosuppressive agent used to treat cGVHD. KD025 was well tolerated, with no drug-related serious adverse events (SAEs) in either cohort.

“Treatment with KD025 has demonstrated clinical activity across multiple organs affected by cGVHD, including CRs in difficult-to-treat fibrotic manifestations such as those in eyes and joints,” said Madan Jagasia, MD, MS, MMHC, Professor of Medicine; Chief, Section of Hematology-SCT, Medical Director, Division of Hematology-Oncology, Vanderbilt University Medical Center; Co-Leader, Translational Research and Interventional Oncology; Vanderbilt-Ingram Cancer Center; and study investigator. “In addition, KD025 has been well tolerated, with no drug-related SAEs, and does not appear to increase risk of infection, a common consequence of immunosuppressants frequently used to treat cGVHD.”

“The overall response and durability of response observed are particularly compelling in this complex patient population, the majority of which had cGVHD involvement in four or more organs,” said Harlan W. Waksal, M.D., President and CEO at Kadmon. “We will continue to observe response rate, durability and safety in this ongoing clinical trial as well as in future planned studies of KD025 in cGVHD.”

The ASH poster is now available on the Investors section of Kadmon.com, under “Presentations & Events.” Additional data and analysis from the KD025-208 study will be provided on Monday, December 11, 2017, after market close (4:00 p.m. ET), via slides that will be available on the Investors section of Kadmon.com.

About KD025-208

KD025-208 is an ongoing Phase 2 clinical trial of KD025 for the treatment of cGVHD. The trial is being conducted in adults with steroid-dependent or steroid-refractory cGVHD and active disease. The dose-finding trial includes 48 patients divided into three cohorts at different dose levels (KD025 200 mg QD, 200 mg BID and 400 mg QD), enrolled sequentially following a safety assessment of each cohort. An expansion cohort of approximately 40 patients will be enrolled after the optimal dose has been determined. In October 2017, KD025 received orphan drug designation from the U.S. Food and Drug Administration for cGVHD.

About cGVHD

cGVHD is a common and often fatal complication following hematopoietic stem cell transplantation, a procedure that is often used to treat patients with cancers such as myeloma or leukemia. With cGVHD, transplanted immune cells (graft) attack the patient’s cells (host), leading to inflammation and fibrosis in multiple tissues, including skin, mouth, eye, joints, liver, lung, esophagus and GI tract.

About Kadmon Holdings, Inc.

Kadmon Holdings, Inc. is a fully integrated biopharmaceutical company developing innovative products for significant unmet medical needs. We have a product pipeline focused on autoimmune and fibrotic diseases.

Forward-Looking Statements

This press release contains forward-looking statements. Such statements may be preceded by the words “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We believe that these factors include, but are not limited to, (i) the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs; (ii) our ability to advance product candidates into, and successfully complete, clinical trials; (iii) our reliance on the success of our product candidates; (iv) the timing or likelihood of regulatory filings and approvals; (v) our ability to expand our sales and marketing capabilities; (vi) the commercialization of our product candidates, if approved; (vii) the pricing and reimbursement of our product candidates, if approved; (viii) the implementation of our business model, strategic plans for our business, product candidates and technology; (ix) the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology; (x) our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; (xi) costs associated with defending intellectual property infringement, product liability and other claims; (xii) regulatory developments in the United States, Europe and other jurisdictions; (xiii) estimates of our expenses, future revenues, capital requirements and our needs for additional financing; (xiv) the potential benefits of strategic collaboration agreements and our ability to enter into strategic arrangements; (xv) our ability to maintain and establish collaborations or obtain additional grant funding; (xvi) the rate and degree of market acceptance of our product candidates; (xvii) developments relating to our competitors and our industry, including competing therapies; (xviii) our ability to effectively manage our anticipated growth; (xix) our ability to attract and retain qualified employees and key personnel; (xx) our ability to achieve cost savings and other benefits from our efforts to streamline our operations and to not harm our business with such efforts; (xxi) the use of proceeds from our recent public offerings; and/or (xxii) the potential benefits of any of our product candidates being granted orphan drug designation. More detailed information about Kadmon and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the U.S. Securities and Exchange Commission (“SEC”), including the Company's Quarterly Report on Form 10-Q filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, with the SEC on August 3, 2017. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contacts

Ellen Tremaine, Investor Relations
(646) 490-2989
ellen.tremaine@kadmon.com